Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

   LABCORP® TO BEGIN VALIDATION AND EVALUATION OF ROCHE
DIAGNOSTICS’ AMPLICHIP™ CYP450 TEST

Burlington, NC, July 22, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it will begin validation testing of Roche Diagnostics’ AmpliChip™ CYP450 test. The AmpliChip™ CYP450 test has been cleared by the U.S. Food and Drug Administration for diagnostic use. AmpliChip™ CYP450 test results will allow physicians to consider genetic information from patients in selecting medications and doses of medications for a wide variety of common conditions such as cardiac diseases, chronic pain, cancer, and common psychiatric disorders.

Additionally, LabCorp has agreed to begin assisting Roche Diagnostics in the evaluation of their research Leukemia microarray, which utilizes technology in the AmpliChip test. The Leukemia microarray in development is designed to provide leukemia subclass identifications.

“We are extremely pleased to begin these significant first steps, in partnership with Roche Diagnostics, to provide these important, leading edge tests to physicians and their patients,” said Myla Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Results provided by AmpliChip™ CYP450 tests will provide clinicians with valuable, previously unavailable, information that could help to prevent harmful drug interactions and to assure that drugs are used optimally. The Leukemia microarray is a new, innovative testing technology that is being evaluated for leukemia subclass identification. We are delighted that Roche Diagnostics recognizes LabCorp’s commitment to scientific leadership and that they have chosen LabCorp as a partner in validating and evaluating these important new testing technologies.”

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com. AMPLICHIP is a trademark of Roche.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.